Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Reports Record Net Income for the Quarter and Six Months Ended June 30, 2004

     Winston-Salem, North Carolina, July 27, 2004 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust and The Community Bank, reported operating results for the three and six-month periods ended June 30, 2004. The Company completed the acquisition of The Community Bank in the first quarter of 2004, which has provided much of the year-over-year growth. For the second quarter ended June 30, 2004, the Company reported net income of $1,957,000, up 129.7% from $852,000 in the year ago period. This represents earnings of $0.11 per diluted share compared with $0.09 per diluted share from the second quarter of 2003. For the six month period ended June 30, 2004, net income totaled $3,643,000, an increase of 102.5% from $1,799,000 for the same six-month period in 2003. On a diluted per share basis, the Company reported year to date earnings of $0.21 per share, a 10.5% increase from the $0.19 for the six months ended June 30, 2003.

Significant milestones achieved during 2004:
>	Completed the acquisition of The Community Bank, raising assets to over $1 billion and increasing the number of banking offices to 18;
>	Opened a loan production office in Mooresville, North Carolina;
>	Redeemed all of the outstanding 7.25% Cumulative Convertible Trust Preferred Securities (SCMFP) on March 12, 2004;
>	Increased common shares outstanding from 8.99 million at year-end 2003 to 17.71 million at the end of the second quarter;
>	Paid an annual cash dividend of $0.11 per share on March 15, 2004;
>	Added to the Russell 3000 Index on June 25, 2004;
>	Increased net loans $35.4 million during the second quarter.

     Net interest income for the second quarter rose to record levels at $8.6 million, a 66.9% increase over the $5.2 million reported in the same quarter a year ago. Year to date, net interest income has risen to $17.1 million from $10.0 million for the first six months of 2003, a rise of 70.4%. This growth can be primarily attributed to the year over year increase in investment securities and loans associated with the acquisition of The Community Bank, at 48.7% and 56.7%, respectively. Net interest income was further enhanced by the level of non-interest bearing deposits, which rose 67.5% over the last year.

     The Company continues to generate solid fee income levels leading to a 25.0% rise in non-interest income to $1.8 million for the second quarter of 2004 from $1.4 million in the prior year period. As for the six months ended June 30, 2004, non-interest income was $3.3 million as opposed to the $2.6 million reported for the same period in 2003, an increase of 27.6%. Non-interest expense for the quarter increased by 46.1% over the second quarter of 2003 and totaled $6.7 million compared to $4.6 million in the year ago period. This increase is a product of the continued transition of The Community Bank acquisition along with higher staff levels needed to support growth.

     As of June 30, 2004, the Company posted total assets of $1.2 billion, an increase of 62.0%, or $450.3 million year over year and an increase of 2.9%, or $33.4 million on a linked quarter basis. The consolidated loan portfolio, net of allowance for loan losses, increased to $727.5 million in the current quarter, an increase of $263.2 million, or 56.7% over the same quarter a year ago. Total deposits expanded by $289.4 million, or 57.3% over the year ago period to $794.8 million at June 30, 2004.

     The Company’s allowance for loan losses equaled $12.6 million, or 1.7% of total loans and 706% of non-performing loans at June 30, 2004. Credit quality metrics displayed improvement as non-performing assets as a percentage of total assets amounted to 0.19% at June 30, 2004 compared to 0.24% at June 30, 2003. Non-performing assets totaled $2.2 million at quarter-end, in comparison with $1.8 million as reported for the quarter ended June 30, 2003. Net charge-offs as a percentage of average loans declined to .16% from .41% in the second quarter of 2003 and to .15% from .34% for the six months ended June 30, 2003.

     At June 30, 2004 stockholders’ equity totaled $129.1 million and represented 10.97% of total assets. Stockholders’ equity increased $80.1 million or 163.4% from $49.0 million for the year ago period. The growth in equity is a by-product of the issuance of $63 million of equity as a portion of the consideration in The Community Bank acquisition as well as the conversion into common stock of $17.3 million of the Company’s convertible trust preferred securities. Regulatory capital ratios are all in excess of the “well-capitalized” threshold.

     Southern Community Financial Corporation Chairman, President and Chief Executive Officer F. Scott Bauer commented, “This past quarter has been one of growth and integration in which we have made continuing progress in the pursuit of our strategic objectives. We successfully incorporated The Community Bank into our operations, attained record levels of net income, and maintained quality assets. Our people continue to do a great job of serving our customers.”

     Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust and The Community Bank. Southern Community Bank and Trust is a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. The Community Bank operates ten banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina. Southern Community is headquartered in Winston-Salem, North Carolina.

     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500

Southern Community Financial Corporation
(Amounts in thousands except per share data)
(Unaudited)

	For the three months ended					Six months ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2004	2004	2003	2003	2003	2004	2003
Income Statement
Total Interest Income	$13,154	$12,849	$9,510	$9,338	$8,801	$26,003	$17,171
Total Interest Expense	4,513	4,409	3,945	3,657	3,625	8,922	7,149

Net Interest Income	8,641	8,440	5,565	5,681	5,176	17,081	10,022

Provision for Loan Losses	717	597	595	465	685	1,314	1,225

Net Interest Income after Provision for Loan Losses	7,924	7,843	4,970	5,216	4,491	15,767	8,797
Non-Interest Income
Service Charges on Deposit Accounts	815	750	373	399	373	1,565	670
Other Income	965	779	761	858	1,051	1,744	1,924

Total Non-Interest Income	1,780	1,529	1,134	1,257	1,424	3,309	2,594

Non-Interest Expense
Salaries and Employee Benefits	3,525	3,454	2,541	2,549	2,413	6,979	4,513
Occupancy and Equipment	1,040	1,027	786	793	776	2,067	1,466
Other	2,161	2,270	1,491	1,550	1,415	4,431	2,644

Total Non-Interest Expense	6,726	6,751	4,818	4,892	4,604	13,477	8,623

Income Before Taxes	2,978	2,621	1,286	1,581	1,311	5,599	2,768
Provision for Income Taxes	1,021	935	450	553	459	1,956	969

Net Income	1,957	1,686	836	1,028	852	3,643	1,799

Net Income per Share
Basic	$0.11	$0.11	$0.09	$0.12	$0.10	$0.22	$0.20
Diluted	$0.11	$0.10	$0.09	$0.11	$0.09	$0.21	$0.19

	June 30,	March 31,	December 31,	September 30,	June 30,
	2004	2004	2003	2003	2003
Balance Sheet
Assets
Cash and due from Banks	$24,447	$19,297	$22,929	$19,571	$18,346
Federal Funds Sold	4,349	6,014	271	19,436	1,097
Investment Securities	315,147	322,471	230,757	196,787	211,869

Loans	740,074	704,237	519,746	496,810	471,145
Allowance for Loan Losses	(12,567)	(12,125)	(7,275)	(6,948)	(6,816)

Net Loans	727,507	692,112	512,471	489,862	464,329

Bank Premises and Equipment	25,320	24,730	17,337	18,033	18,041
Goodwill	50,063	50,071	—	—	—
Other Assets	29,603	28,295	14,737	13,171	12,439

Total Assets	$1,176,436	$1,142,990	$798,502	$756,860	$726,121

Liabilities and Stockholders’ Equity
Deposits Non-Interest Bearing	89,358	89,327	51,868	50,019	53,357
Interest Bearing	705,454	711,946	523,350	493,863	452,016

Total Deposits	794,812	801,273	575,218	543,882	505,373

Borrowings	245,971	202,867	169,527	158,725	168,230
Accrued Expenses and Other Liabilities	6,574	7,775	2,866	5,022	3,510

Total Liabilities	1,047,357	1,011,915	747,611	707,629	677,113

Total Stockholders’ Equity	129,079	131,075	50,891	49,231	49,008

Total Liabilities and Stockholders’ Equity	$1,176,436	$1,142,990	$798,502	$756,860	$726,121

Book Value per Share	$7.29	$7.44	$5.66	$5.55	$5.57

	As of or for the three months ended					As of or for the six months ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2004	2004	2003	2003	2003	2004	2003
Per Share Data:
Basic Earnings per Share	$0.11	$0.11	$0.09	$0.12	$0.10	$0.22	$0.20
Diluted Earnings per Share	$0.11	$0.10	$0.09	$0.11	$0.09	$0.21	$0.19
Book Value per Share	$7.29	$7.44	$5.66	$5.55	$5.57	$7.29	$5.57
Cash dividends paid (1)	—	$0.11	—	—	—	$0.11	—

Selected Performance Ratios:
Return on Average Assets (annualized)	0.68%	0.61%	0.43%	0.55%	0.52%	0.64%	0.57%
Return on Average Equity (annualized)	5.97%	5.61%	6.64%	8.25%	7.19%	5.76%	7.51%
Return on Tangible Equity (annualized) (2)	9.94%	9.50%	—	—	—	9.82%	—
Net Interest Margin	3.32%	3.37%	3.05%	3.21%	3.38%	3.35%	3.39%
Net Interest Spread	3.10%	3.15%	2.85%	3.03%	3.15%	3.12%	3.14%
Non-interest Income as a % of Revenue	17.08%	15.34%	16.91%	18.12%	21.57%	16.23%	20.56%
Non-interest Income as a % of Average Assets	0.62%	0.55%	0.59%	0.67%	0.88%	0.58%	0.82%
Non-interest Expense to Average Assets	2.33%	2.45%	2.48%	2.60%	2.83%	2.37%	2.74%
Efficiency Ratio	64.54%	67.72%	71.91%	70.52%	69.75%	66.10%	68.35%

Asset Quality:
Nonperforming Loans	$1,779	$1,132	$769	$1,201	$1,092	$1,779	$1,092
Nonperforming Assets	$2,235	$1,685	$1,041	$1,863	$1,766	$2,235	$1,766
Nonperforming Loans to Total Loans	0.24%	0.16%	0.15%	0.24%	0.23%	0.24%	0.23%
Nonperforming Assets to Total Assets	0.19%	0.15%	0.13%	0.25%	0.24%	0.19%	0.24%
Allowance for Loan Losses to Period-end Loans	1.70%	1.72%	1.40%	1.40%	1.45%	1.70%	1.45%
Allowance for Loan Losses to Nonperforming Loans (X)	7.06	10.71	9.46	5.79	6.24	7.06	6.24
Net Charge-offs to Average Loans (annualized)	0.16%	0.14%	0.21%	0.27%	0.41%	0.15%	0.34%

Capital Ratios:
Equity to Total Assets	10.97%	11.47%	6.37%	6.50%	6.75%	10.97%	6.75%
Tangible Equity to Total Tangible Assets (3)	6.83%	7.23%	—	—	—	6.83%	—

(1)	-	Amount is an annual dividend.

(2)	-	Return on Tangible Equity is annualized net income divided by average equity of $127 million year-to-date and $131 million for the quarter, less intangibles of $52 million.

(3)	-	Tangible Equity to Total Tangible Assets is period-ending equity less intangibles of $52 million, divided by period-ending assets less intangibles of $52 million.

Management provides the above non-GAAP measures, footnotes (2) and (3), to provide readers with the impact of purchase accounting on key financial ratios.